SEVERANCE AGREEMENT

          This Agreement is entered into this 10th day of January, 1994 by and between Trump Plaza Associates (hereinafter "TPA") with offices located at Boardwalk and Mississippi Avenue, Atlantic City, New Jersey and Robert M. Pickus residing at 663 Weilers Lane, Absecon, New Jersey (hereinafter "Employee").

                           WITNESSETH

          Whereas, on and before December 3, 1993 Employee was for many years employed by the Trump's Castle Casino Resort; and

          Whereas, TPA desires to employ Employee as Vice
President/General counsel and is willing to enter into this severance agreement;

          Now therefore, based upon the execution of this Agreement, Employee's employment, and other good and valuable consideration, TPA and Employee agree as follows:

          1. In the event TPA terminates the employment of Employee for a reason set forth below, TPA shall pay Employee on the date of termination the full amount of compensation and any reimbursements due him through the date of termination whereupon TPA shall have no further liability or obligation to Employee.

               (a)  Upon revocation or termination of the
          Employee's casino key employee license;

               (b)  Upon an act committed by the Employee
          constituting "cause" which is defined to mean: an act by the Employee constituting a breach of any of the material terms of his employment; the indictment and/or conviction of any criminal offense constituting a felony; the deliberate refusal by the Employee to perform his duties as Vice President/General Counsel; or if the Employee:

                    (i)  Files a petition in bankruptcy or is
               adjudicated as bankrupt;

                    (ii)  Institutes or suffers to be instituted
               any procedure in bankruptcy court for
               reorganization or arrangement of his financial affairs;

                    (iii)  Has a receiver of his assets or
               property appointed because of insolvency; or

                    (iv)  Makes a general assignment for the
               benefit of creditors;

               (c) Upon the death or permanent disability of the Employee;

               (d)  Upon the voluntary resignation by Employee.

          2. If Employee's employment should be terminated by TPA for any reason, other than those specified in Section (1) above (it being understood that a purported termination for Cause which is contested by Employee and finally determined not to have been proper shall be treated as a termination under this Section
(2)), then TPA shall on the date of termination pay Employee his salary and any reimbursements due to the date of termination and as severance payment the full amount of his salary at its then current rate for a period of one year whereupon TPA shall have no further liability or obligation to Employee under this Agreement or otherwise.

          In Witness Whereof, TPA and Employee have set their hands and seals the date and year first above written.

                              TRUMP PLAZA ASSOCIATES



                              By:  _________________________
                                   Kevin DeSanctis
                                   President and Chief
                                    Operating Officer


                              By:  _________________________
                                   Robert M. Pickus